Exhibit 10.1

August 15, 2022

Michael Lohscheller

3112 N 71st Street

Scottsdale, AZ 85251

Re: Amendment to Executive Employment Agreement dated February 2, 2022, by and between Nikola Corporation and Michael Lohscheller (the “Employment Agreement”)

Dear Michael:

I am pleased to provide you this amendment to the Employment Agreement (the “Amendment”) reflecting your promotion to the position of President of Nikola Corporation (the “Company”), your designation as successor to Mark Russell as Chief Executive Officer of the Company, and certain other changes to the terms of your employment as follows (defined terms shall have the meanings specified in the Employment Agreement unless otherwise defined herein):

Position. Effective as of August 9, 2022 (the “Amendment Date”), you are appointed to the position of President of the Company, reporting to the Company’s Board of Directors (the “Board”), and you are designated the successor to Mark Russell as Chief Executive Officer of the Company effective January 1, 2023. You have also been appointed a member of the Board, as approved by the Board on August 9, 2022.

Annual Salary. Effective as of the Amendment Date, your annual salary will be increased from $1 to $450,000, paid bi-weekly less payroll deductions and all required withholdings.

Promotion Stock Award. Subject to approval by the Company’s Board of Directors (the “Board”), you will be granted a promotion stock award under the Company’s equity incentive plan (the “Plan”) consisting of restricted stock units for shares of the Company’s common stock having a value on the date of grant of $3,370,000, with the number of shares determined based upon the average closing stock price over the twenty (20) consecutive trading days immediately preceding the date of grant. The promotion grant will be subject to vesting restrictions which will lapse annually over a three-year period starting on the Amendment Date subject to your continued employment.

Stock Awards. Under the Employment Agreement, you were eligible for annual grants of Time-Vested Awards subject to Board approval having a value on the date of grant of not less than $3,100,000, and you received a Performance Award subject to stock price milestones and continued employment during a Performance Period ending June 3, 2023. The following amendments supersede applicable provisions of the Employment Agreement:

(1)

Commencing with the annual grants in 2023, you will be eligible for annual grants of stock awards subject to Board approval having an aggregate value on the date of grant of not less than $5,050,000, fifty percent (50%) of which will consist of a Time-Vested Award subject to vesting restrictions which will lapse annually over a three-year period starting on the grant date subject to your continued employment, and fifty percent (50%) of which will consist of a performance award subject to such employment and performance based milestones as shall be determined by the Board in its discretion.

(2)

Subject to Board approval, your Performance Award will be amended to (A) cancel the portion of the award that can be earned upon the achievement of the stock price milestones of $40 and $55 (consisting of an aggregate of 740,303 shares), (B) recognize your promotion to President of the Company with a grant, contingent upon Board approval, of an additional 267,250 shares subject to the $25 stock price milestone, and (C) extend the Performance Period applicable to the 475,973 shares (representing your existing award plus the additional promotion-based shares) subject to the $25 stock price milestone by twelve (12) months, from June 3, 2023 to June 3, 2024. Other than as modified pursuant to the preceding sentence, the Performance Award will continue to be governed in all respects by the terms and conditions of the Plan and the applicable Award Agreement.

Termination of Employment. The cash lump sum payment to which you would be entitled in the event of an Involuntary Termination of your employment subject to the terms and conditions of the Employment Agreement is increased from $1,050,000 to $2,600,000, less applicable withholding.

Certain Definitions. The following defined terms are modified as set forth below:

Good Reason. Good Reason shall mean a resignation by you as a result of (i) an adverse change in title, authorities or responsibilities that diminishes your position; (ii) you not becoming Chief Executive Officer as of January 1, 2023; (iii) a change in your reporting relationship such that you are no longer reporting to the Board; (iv) a material reduction in your base salary; or (v) a material breach by the Company of any of its obligations under this Agreement or any other written agreement between the Company and you. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

Cause. Cause shall mean any of the following: (i) your repeated failure to follow the lawful instructions of the Board consistent with your title following written notice of any alleged failure and 15 days to cure such failure; (ii) your material violation of any written Company policy that has been provided to you; (iii) your commission of any act of fraud, embezzlement or any other material misconduct that has caused or is reasonably expected to result in injury to the Company; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (v) your material breach of any of your material obligations under any written agreement or covenant with the Company.

Except as expressly modified by this Amendment, all of the terms and provisions of the Employment Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein.

I am delighted to confirm the terms of this Amendment to you on behalf of the Company. Please sign and date this Amendment to confirm your agreement to the terms described above and return it to joe.pike@nikolamotor.com. For the purposes of this Agreement, a facsimile or electronic signature shall serve as an original.

Sincerely,

NIKOLA CORPORATION

BY:	/s/ Stephen Girsky
Name: Stephen Girsky
Its: Chairman of the Board of Directors

Accepted:

/s/ Michael Lohscheller	8/15/2022
Michael Lohscheller	Date